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                                                                    EXHIBIT 10.7

                          PERSONAL SERVICES AGREEMENT

      THIS PERSONAL SERVICES AGREEMENT ("Agreement") is entered into between UNIGRAPHICS SOLUTIONS INC. ("UGS" or "Company") and Charles C. Grindstaff ("Executive"), to be effective July 15, 2000 ("Effective Date").

                                    RECITALS

      WHEREAS, UGS desires to employ Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive desires to enter the employ of UGS pursuant to such terms and conditions and for such consideration; and

      WHEREAS, The provisions of this Agreement are a condition of Executive's being employed by UGS, or Executive's having access to confidential business and technological information, and Executive's being eligible to receive certain benefits at UGS. This Agreement is entered into, and is reasonably necessary, to protect confidential information and customer relationships to which Executive may have access, and to protect the goodwill and other business interests of UGS; and

      WHEREAS, The Compensation Committee of the UGS Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that, in the event of a Change of Control (as defined in Section 3.5 hereof), UGS will have the continued services of the Executive and the Executive will be provided with the compensation and benefits provided herein; and

      WHEREAS, The provisions of this Agreement are also a condition of Executive's agreeing to provide personal services to UGS.

      NOW, THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, UGS and Executive agree as follows:

Section 1. EMPLOYMENT DUTIES AND PREVIOUS AGREEMENTS

      1.1. UGS agrees to employ Executive, and Executive agrees to be employed by UGS, beginning as of the Effective Date and continuing throughout the Term as specified in Section 3.1. Executive shall be employed in the position of Vice President- Products and Operations or such other leadership position as shall be determined by the Board of Directors. Executive shall faithfully and diligently render such services and perform such related duties and responsibilities as are customarily performed by a person holding such corporate title and as otherwise may from time to time be reasonably assigned to Executive. Executive shall comply with provisions of this Agreement and shall at all times be subject to such UGS policies and procedures, including, but not limited to, the UGS Code of Conduct, as UGS may from time to time maintain, modify, terminate and/or establish.

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      1.2. This Agreement supercedes and replaces any personal services agreement or employment agreement in place between UGS and the Executive as of the Effective Date.

Section 2. COMPENSATION AND BENEFITS

      2.1. Base Salary. For the Term of this Agreement, UGS shall pay Executive a base salary of not less than $190,000 per year (as may be increased or decreased from time-to-time by UGS' Compensation Committee of the Board of Directors or any successor body or person (the "Committee" ). Such base salary shall be paid semi-monthly and shall be subject to all applicable withholdings and deductions.

      2.2. Performance Bonuses. Executive shall be eligible to receive annual bonuses, pursuant to the following:

            2.2.1 Executive shall be eligible for a performance bonus, if any, as determined by the Committee. Any bonus amount awarded will be paid as soon as practicable following the end of the Company's fiscal year. Any such bonus will be based upon Executive's performance, as well as the actual financial performance of UGS in relation to the approved business plan and other factors specified by the Committee.

            2.2.2 Executive shall be eligible to participate in any other UGS executive bonus plan implemented during the Term and generally applicable to other similarly situated executives.

            2.2.3 All bonus payments specified in this Section 2.2 are contingent upon Executive's not having been discharged for Cause (as such term is defined in Section 3.2.3) by UGS or Executive's not having voluntarily terminated his employment under Section 3.2.1 prior to each particular payment having been made.

      2.3. Annual and Long Term Incentives. Executive shall he eligible to receive annual and long-term incentive compensation under the Company's incentive plans on the same basis as other similarly situated Executives.

      2.4. EDS Incentive Awards. For so long as Executive is an employee of UGS, Executive shall continue to vest in any and all grants awarded through the Effective Date to Executive under (i) the 1996 Incentive Plan of the Electronic Data Systems Corporation or any predecessor plan and (ii) the EDS Performance Share program. Notwithstanding anything to the contrary herein, upon the Effective Date of this Agreement Executive shall not be eligible for any additional awards under any EDS incentive plan.

Section 3. TERM AND TERMINATION

      3.1. Term. The initial term of this Agreement shall commence on the Effective Date and shall end on January 21, 2002, and shall thereafter be automatically renewed for

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successive one (1) year terns (the initial term and any subsequent renewal term are referred to as the "Term" in this Agreement) unless either party gives written notification to the other party at least sixty (60) days in advance of the expiration of the Term that further renewal shall not be effected. Such notice to Executive must he delivered to Executive's address then on record with UGS. Notice to UGS must be delivered to the Chief Executive Officer at the designated headquarters of UGS.

            3.1.1 Termination Date. Executive's termination of employment shall be effective on, as applicable, the date coincident with the occurrence of a terminating event as described in this Article 3, the date specified in the written notice provided under Sections 3.1, 3.2.1 or 3.2.2, or such other date as determined by the Board of Directors or the Committee. The effective date of Executive's termination of employment shall be the "Termination Date."

      3.2. Termination. Executive's employment under this Agreement may not be terminated by either party except as follows:

            3.2.1 Executive's Voluntary Termination. Executive may terminate his employment with UGS at any time for any reason whatsoever by giving 60 days' written notice to UGS. Upon Executive giving the requisite notice of his intent to terminate his employment, the Company, at its sole discretion, shall have the option of immediately accepting Executive's resignation. Upon accepting Executive's resignation, the Company shall have no further obligation to provide Executive with any benefits and/or payments, except those required by law.

            3.2.2 UGS Termination With Notice. Excluding for "Cause" terminations (the procedure for which is described below), UGS may terminate Executive's employment at any time for any reason whatsoever by giving 60 days' written notice to Executive. In lieu of providing Executive with 60 days' written notice, the Company shall have the sole discretion to immediately terminate Executive's employment, provided Executive receives 60 days of full base salary, in addition to any bonus or long term incentive compensation he would have received during the 60 days following his termination.

            3.2.3 Termination for Cause. UGS may terminate Executive's employment at any time for Cause, with or without notice. For purposes of this Section, the term "Cause" shall mean (a) gross or habitual neglect of duties or misconduct in the performance of the duties and services required of Executive pursuant to this Agreement; (b) conduct of Executive which is materially detrimental to UGS' reputation or business operations or its ability to secure or renew future contracts; (c) Executive's conviction of a felony or of a misdemeanor involving moral turpitude; (d) Executive's breach of a material provision of this Agreement which remains uncorrected for 30 days following written notice to the Executive by UGS of such breach; (e) continued failure or refusal of Executive to faithfully, diligently and competently perform the usual and customary duties of his employment; or (f) failure or refusal of Executive to materially comply with

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      the policies, standards and regulations of UGS as from time to time may be made known to Executive.

            3.2.4 Executive's Termination for Good Reason. Executive may terminate his employment with UGS at any time for Good Reason. The term "Good Reason" shall mean:

                  (a) a material breach of a material provision of this
            Agreement by the Company which breach remains uncorrected for 30 days following written notice to UGS by Executive of such breach (such written notice must detail the action or conduct allegedly constituting Good Reason). If Executive fails to give such requisite notice, or if UGS timely corrects such alleged breach, the action or conduct shall not constitute Good Reason;

                  (b) a reduction by UGS in Executive's base salary as in effect on the Effective Date by more than twenty five percent (25%);

                  (c) Executive's ineligibility to participate in bonus and/or compensation programs (excluding those described in Paragraph 2.4) in which other similarly situated Executives are eligible to participate;

                  (d) failure by the Company to provide Executive with benefits
            (e.g., life insurance, medical, dental, accident, and disability) that are available to other similarly situated executives;

                  (e) if a Change of Control occurs, the Company's requiring
            Executive to be based at any office or location more than thirty five (35) miles from the location at which he was based prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                  (f) any failure by UGS to obtain the assumption of this
            Agreement by any successor or assign of UGS.

            3.2.5 Termination Upon Death or Incapacity. Executive's employment will also terminate immediately upon Executive's death or Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability is not to be withheld unreasonably).

      3.3. Effects of Termination. The effects of termination of the employment relationship shall be as follows:

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            3.3.1 Termination of Benefits. In the event of Executive's voluntary termination of employment pursuant to Section 3.2.1 or the termination of Executive's employment by UGS for Cause pursuant to Section 3.2.3, UGS shall have no further obligation to provide Executive with any benefits and/or payments, except as required by law or the terms of a controlling benefit or stock plan or policy and the payment of any salary, bonus, or other compensation or benefits accrued to the Termination Date.

            3.3.2 Death and Disability Benefits. In the event of the termination of the employment relationship by reason of death or Disability pursuant to Section 3.2.5, UGS shall pay Executive his salary to the date of his death or decision regarding Disability; and the right of Executive or Executive's heirs to compensation thereafter shall be governed by the applicable death, disability, pension, insurance or other written benefit plans or policies.

            3.3.3 Other Termination Benefit Entitlements. Except as otherwise provided in Section 3.4 with respect to Executive's termination in the event of a Change of Control, if UGS terminates the employment of Executive with notice as set forth in Sections 3.1 or 3.2.2, or Executive terminates the employment relationship for Good Reason under Section 3.2.4, Executive will be entitled to the following benefits:

                  (a) Full base salary and any bonus or long term incentive
            compensation to which Executive is entitled through the Termination Date.

                  (b) A severance payment, less all applicable deductions, equal to (i) one times the Executive's annual base salary in effect as of the Termination Date plus (ii) an amount equal to the Executive's bonus target in effect for the fiscal year in which the Termination Date falls, or if a bonus target has not yet been established, an amount equal to 1.25 times the Executive's bonus target for the previous fiscal year.

                  (c) Notwithstanding any provision to the contrary in any
            applicable award agreement(s), continued vesting of any unvested UGS stock options, other UGS stock awards, and EDS incentive plan awards granted as of the Termination Date in accordance with the vesting schedules set forth in the applicable award agreement(s) between the Executive and UGS and/or EDS. This Agreement shall be deemed to amend any employee award agreement to the extent required to comply with this Section 3.3.3(c).

                  (d) A cash payment to pay for twelve (12) months of (i)
            Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") continuation health coverage for the Executive and his family, (ii) premiums for basic employee life insurance coverage ($50,000), and
            (iii)

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            premiums for long tern disability insurance providing income replacement of $7,000 per month.

                  (e) Reimbursement not to exceed $75,000 of the costs of
            existing home sale (including payment of any real estate sales commission up to six percent of the home sale price) and packing and shipping expenses in accordance with Company's then-existing household goods shipping policies for employees if within twelve
            (12) months of termination under this Section 3.3.3, Executive relocates to a new work location which is more than 35 miles from his primary work location on the Termination Date.

                  (f) Reimbursement not to exceed $25,000 for outplacement
            services provided by an outplacement service acceptable to UGS within twelve (12) months of termination under this Section 3.3.3.

      3.4. Termination as a Result of a Change of Control. UGS recognizes that the continuing possibility of a Change of Control of UGS is unsettling to Executives of the Company. Therefore, the arrangements set forth below are being made to help assure a continuing dedication by Executive to his duties to the Company, notwithstanding the occurrence or potential occurrence of a Change in Control. In particular, UGS believes it important, should the Company receive proposals or inquiries from third parties with respect to its future, to enable Executive, without being influenced by uncertainties of his own situation, to assess and advise the Company whether such proposals would be in the best interests of the Company and its shareholders and to take such other action regarding such proposals as the Company might determine to be appropriate. Accordingly, if between effective date (the "Change of Control Date") of a Change of Control (as defined below) and 24 months following the Change of Control Date, UGS gives notice under Section 3.1 that this Agreement will not be extended for reasons other than Cause, gives notice of termination under Section 3.2.2, or if Executive terminates for Good Reason, UGS shall provide the Executive with the benefits as set forth below in this Section 3.4. Notwithstanding any other provision of this Agreement, if a Change in Control occurs and if the Executive's employment with the Company or any of its subsidiaries is terminated by the Company less than six months prior to the date on which the Change in Control occurs, and if it is demonstrated by the Executive that such termination of employment by the Company (i) was at the request of a third party which has taken steps reasonably calculated to result in or effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement, such termination of employment shall be deemed to have occurred within two years following such Change in Control provided that the obligations contained in Section 3.1 to deliver a notice of termination shall not apply. Benefits to which Executive shall be entitled are:

            3.4.1 Full base salary and any bonus or long term incentive compensation to which the Executive is entitled through the Termination Date.

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            3.4.2 A severance payment, less all applicable deductions, equal to
      (i) two times the Executive's annual base salary in effect as of the Termination Date plus (ii) an amount equal to two times the Executive's bonus target in effect for the fiscal year in which the Termination Date falls, or if a bonus target has not yet been established, an amount equal to two times the Executive's bonus target for the previous fiscal year.

            3.4.3 Notwithstanding any provision to the contrary in any applicable award agreement(s), continued vesting of any unvested UGS stock options, other UGS stock awards, and EDS Incentive Plan awards granted as of the Termination Date in accordance with the vesting schedules set forth in the applicable award agreement(s) between the Executive and UGS and/or EDS. This Agreement shall be deemed to amend any employee award agreement to the extent required to comply with this Section 3.4.3.

            3.4.4 A cash payment to pay for twelve (12) months of (i) Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") continuation health coverage for the Executive and his family, (ii) premiums for basic employee life insurance coverage ($50,000), and (iii) premiums for long term disability insurance providing income replacement of $7,000 per month.

            3.4.5 Reimbursement not to exceed $75,000 of the costs of existing home sale (including payment of any real estate sales commission up to six percent of the home sale price) and packing and shipping expenses in accordance with Company's then-existing household goods shipping politics for employees if within twelve (12) months of termination under this
      Section 3.4, Executive relocates to a new work location which is more than 35 miles from his primary work location on the Termination Date.

            3.4.6 Reimbursement not to exceed $25,000 for outplacement services provided by an outplacement service acceptable to UGS within twelve (12) months of termination under this Section 3.4.

      3.5. Change of Control Conditions Precedent and Definition. No compensation shall be payable under Section 3.4 unless and until (a) there shall have been a Change of Control in UGS while the Executive is still an employee of UGS or was an employee within six (6) months of the Change of Control Date if the second to the last sentence of Section 3.4 applies and (b) the Executive's employment by the Company thereafter shall have been terminated in accordance with Sections 3.1, 3.2.2 or 3.2.4. Under this Agreement, "Change of Control" of UGS means a change in control of the Company occurring after the Effective Date of this Agreement of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided however, that, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred (irrespective of the applicability of the initial clause of this definition) if at any time after

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the Effective Date (a) any "person" (as such term is used in Sections 13(d) and
14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Company or of any subsidiary of the Company, and (ii) any entity organized, appointed or established by the Company pursuant to the terms of any such plan) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the whole board in office immediately prior to such person attaining such percentage interest; (b) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the board in office immediately prior to such transaction or event constitute less than a majority of the whole board thereafter; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted members of the board (including for this purpose any new member whose election or nomination for election by the Company's stockholders was approved by at least two-thirds of the members of the whole board then still in office who were members of the board at the beginning of such period) cease for any reason to constitute a majority of the whole board. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred solely as a result of Electronic Data Systems Corporation (or a successor corporation) remaining or becoming the beneficial owner of 50% or more of the combined voting power of the Company's then outstanding securities.

      3.6. Excess Parachute Payment Limit. Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended or replaced (the "Code")), or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then the amount of payments under this Agreement, when added to all other Payments to which Executive is entitled, shall be reduced to one dollar ($1.00) less than three hundred percent (300%) of Executive's Base Amount (as hereinafter defined) in accordance with Section 280G of the Code. For purposes of this Section, Executive's "Base Amount" is his average annual taxable compensation received from the Company for the five (5) calendar years (or such lesser number which comprises the entire number of years of his employment with the Company) preceding the calendar year in which a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company's assets occurs (within the meaning of Section 280G(b)(2) of the Code) occurs.

            3.6.1 Excess Parachute Payment Dispute Resolution. UGS shall notify the Executive in writing within ten (10) days after a notice of termination is given by the Company or the Executive, of the amounts of payments to be made by UGS under this Agreement, together with any other payments made or to be made by the Company to the Executive, that constitute "parachute payments" (as such

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      terms are defined in Section 280G of the Internal Revenue Code) and the
      excess payments and of the amount of the reduction, if any, required by
      Section 3.6. Within thirty (30) days after the notice of termination is given, the Executive shall notify the Company in writing whether or not he agrees with the Company's calculation of the amount of parachute payments and excess parachute payments and the amount of any reduction. If the executive does not agree with UGS' calculations, the Executive shall inform the Company of the amounts he believes to be the correct amounts. If UGS and the Executive cannot agree within forty-five (45) days after the notice of termination is given on the amount of parachute payments and excess parachute payments, and on the amount of any reduction, the calculation of such amounts (and reduction) shall be made by independent tax counsel selected by the Company's independent auditors. Such determination shall be completed within fifteen (15) days after it is submitted to such independent counsel and shall be conclusive and binding on the parties.

      3.7. Net Payments. Any amounts required to be paid by UGS to Executive under this Section 3 shall be paid net of applicable federal, state and local tax withholding.

      3.8. Payment Date. Any amounts required to be paid by UGS to Executive under this Section 3 shall be paid in cash in a lump sum on the tenth (10th) day after the Termination Date. If it is later determined, under the procedure set forth in Section 3.6.1, that the amount of any reduction is less than that initially determined by UGS, the Company shall pay the difference to the Executive in cash within five (5) days after the amount of an reduction is finally determined. If it is later determined, under the procedures sot forth in
Section 3.6.1, that the amount of any reduction is more than that initially determined by UGS, the Executive shall repay the difference to the Company within five (5) days after the amount of any reduction is finally determined.

Section 4. EXECUTIVE'S NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS

      4.1. Executive's Services for Exclusive Benefit of UGS. While employed by UGS, Executive shall devote Executive's full business time and best efforts to the performance of his duties and responsibilities hereunder and shall not engage in any other employment or business venture without the prior, written consent of the President and Chief Executive Officer of UGS.

      4.2. Surviving Covenants. If Executive's employment at UGS is terminated by either UGS or Executive for any reason except Executive's death, all covenants set forth in this Section 4 shall survive such termination. While employed by UGS and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a holder of less than five percent of the equity of a publicly traded company) or in any other capacity, engage in any of the following conduct:

            4.2.1 Non-Compete and Propriety Rights. Perform duties as or for a Competitor as defined in Section 4.6 below of UGS (i) which are in the

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      industry(ies) in which Executive performed services for UGS in the most recent five years of Executive's UGS employment and which are the same or substantially similar to the duties performed by Executive at UGS; or (ii) which involve the use of any Confidential Information or Innovations (as defined in Section 5.8, below) which Executive has received, obtained or acquired during, or as a consequence of, Executive's employment with UGS.

      4.3. Impermissible Conduct Without Proper Approval. During the time of Executive's employment with UGS and for a period of twelve (12) months thereafter, without the express, prior written consent of an UGS officer, Executive shall not engage in any of the following conduct:

            4.3.1 Hiring Away UGS Employees. Hire, attempt to hire, or assist any other person or entity in hiring or attempting to hire any current employee of UGS or any person who was a UGS employee during the prior six-month period; or

            4.3.2 Competition. Solicit, divert, or take away, in competition with UGS, the business or patronage of any current UGS customer or any prospective customer with which Executive has had business contact during his employment at UGS. This restriction shall not apply to any person or entity who is no longer a customer or prospective customer at the time of any such solicitation by Executive.

      4.4. Automatic Extension of Restrictive Period. Executive agrees that if he acts in violation of Section 4.2 or Section 4.3 of this Agreement, the number of days that such violation exists will be added to any period of limitations on the specific activities.

      4.5. Executive's Acknowledgment of Reasonableness of Limitations. Executive acknowledges that the limitations set forth in Section 4 of this Agreement, are reasonable and necessary to protect the valid business interests and goodwill of UGS. Executive further acknowledges that UGS is engaged in the business of providing computer-aided design, engineering, and manufacturing products and services as well as associated product data management products and services to customers located throughout the United States and the world, and that UGS actively solicits business and services customers throughout this territory.

      4.6. Competitor Defined. As used in this Section 4, the term "Competitor" means an individual, business or any other entity or enterprise engaged in, or having publicly announced its intent to engage in business that is substantially similar to UGS' business, or the business of UGS' subsidiaries, partners, or joint ventures.

Section 5. UGS' PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION

      5.1. Prohibited Use of Confidential Information or Innovations After Termination. If Executive's employment at UGS is terminated by either UGS or Executive for any reason (including Executive's death), this Section 5 shall survive such termination. Both during and after the term of Executive's employment, Executive will not, directly or indirectly, use or disclose any Confidential Information or Innovations,

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without the express, prior written consent of an UGS officer, except as may be necessary to perform Executive's duties for the benefit of UGS during Executive's employment with UGS. The restrictions set forth in this Section 5.1 will last throughout Executive's employment with UGS and for a period of 5 years following the termination of Executive's employment, with the exception of trade secrets, trademarks, copyrights and patents, for which the restrictions herein regarding disclosure or use shall last in perpetuity or for such other maximum period as the law allows.

      5.2. Return of UGS Property. Upon termination of Executives employment, Executive will promptly return to UGS any and all UGS property in his possession and/or control, including, but not limited to, UGS hardware, software, documents, information and materials of any nature pertaining to Executive's work with UGS, or relating to the business of UGS. Furthermore, Executive will not take any software, documents or materials or copies thereof containing Confidential Information or Innovations.

      5.3. Disclosure of Innovations. Executive will promptly disclose to UGS, or its designers, in writing, all Innovations that Executive, alone or jointly with others, creates or first reduces to practice during the period of Executive's employment with UGS.

      5.4. UGS' Ownership of Proprietary Rights. Executive hereby assigns and agrees to assign to UGS, its successors and assigns, Executive's entire right, title and interest in and to: (a) any worldwide patents, patent applications, copyrights, trade secrets and other intellectual properly rights in any Innovations; and (b) any Moral Rights that Executive may have in or with respect to any Innovations. Executive also waives and agrees never to assert any Moral Rights Executive may have in or with respect to any Innovations, even after termination of Executive's employment with UGS.

      5.5. Protection of Proprietary Rights. Executive shall do all lawful things to assist UGS in obtaining and enforcing patents, copyrights, trade secret rights, and other legal protections of UGS' Innovations in any country. Executive will execute any documents that UGS may reasonably request for use in obtaining or enforcing such patents, copyrights, trade secret rights and other legal protections. Executive's obligations under this Section will continue beyond the termination of Executive's employment with UGS.

      5.6. Use of Executive's Likeness. Executive authorizes UGS to use, reuse, and to reasonably grant others the right to use and reuse, without additional compensation, Executive's name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed, for valid business purposes of UGS.

      5.7. Executive Acknowledgement of Reasonable Limitations. Executive acknowledges that the limitations set forth in Section 5 of this Agreement are reasonable and necessary to protect the valid business interests and goodwill of UGS. Executive further acknowledges that UGS is in an industry in which both the creation and use of information and innovation is critical to business success, and that the protection of that information/innovation is a valid interest of UGS. Executive further acknowledges that signing this Agreement is required for his having access to UGS' confidential business and technological information.

      5.8. Definitions. As used in this Section 5, "Confidential Information" means all business information, technological information, intellectual property, trade secrets and other information belonging to UGS, its parent, subsidiaries or affiliates or relating to UGS' business, technology, customers, vendors, or any other party with whom UGS agrees to hold information of such party in confidence, which is not generally available to the public. Also, as used in this Section 5, "Innovations" means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases and trade secrets that relate to any services, product, systems or other business(es) of UGS, whether or not patentable, copyrightable or protectable as trade secrets, that Executive, alone or jointly with others, creates or first reduces to practice during the period of Executive's employment with UGS. Furthermore, "Moral Rights" means any right to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship. For purposes of all provisions in this Section 5, "UGS" mean UGS, its parent, subsidiaries or affiliates.

Section 6. MISCELLANEOUS

      6.1. Exclusion of Property of Others. Executive will not bring to UGS or use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or that have not been legally transferred to UGS.

      6.2. Agreement to Testing for Controlled Substances. Executive understands and agrees that, from time to time, Executive may be tested to detect the presence or absence of any illegal drugs or controlled substances and that the results of any such tests shall be released to UGS.

      6.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of UGS by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise, in the same manner and to the same extent that UGS would be obligated under this Agreement if no succession had taken place. Executive's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred by Executive, whether by operation of law or otherwise, without the prior, written consent of an officer of UGS.

      6.4. Authorization to Deduct Amounts Owed. Upon Executive's separation from employment, UGS is authorized to deduct from Executive's final wages or other monies due Executive any debts or amounts owed to UGS by Executive.

      6.5. Enforcement to Full Extent Permissible. If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the parties hereby consent that such provision may be reformed or modified accordingly, and enforced as reformed or modified, in any proceeding brought to enforce such provision.

      6.6. Extraordinary Relief and Remedies. Executive understands and agrees that UGS would be irreparably damaged and that money damages cannot fully compensate UGS in the event that the provisions of Sections 4 or 5 of this Agreement are violated, and agrees that UGS shall be entitled (in addition to any other remedy to which it may be entitled, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof.

      6.7. Severability. Each provision of this Agreement will be interpreted in such a manner its to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the retraining provisions of this Agreement.

      6.8. Jurisdiction. Any action or proceeding arising out of or relating to this Agreement may be commenced in any court of competent jurisdiction in St. Louis County, Missouri, and shall be governed by and interpreted under the laws of Missouri.

      6.9. Modification or Amendment. Thus Agreement may not be modified or amended except by a written instrument executed by Executive and an authorized officer of UGS.

      IN WITNESS WHEREOF, Unigraphics Solutions Inc., Electronic Data Systems Corporation, and Executive have executed this Personal Service Agreement to be effective as of the Effective Date.

      Agreed to this 15th day of July, 2000 by and among:

                                             EXECUTIVE

                                             By: /s/ Charles C. Grindstaff
                                                --------------------------------
                                                     Charles C. Grindstaff

Agreed to By                                 UNIGRAPHICS SOLUTIONS INC.
Electronic Data Systems Corporation
For Purposes of Sections 2.4,3.3.3(c),
and 3.4.3 only

By: /s/ Jeffrey M. Heller                    By: /s/ Anthony J. Affuso
   --------------------------------------       --------------------------------
    Jeffrey M. Heller                         Anthony J. Affuso
    President and Chief Operating Officer,    President and Chief Executive
    Electronic Data Systems Corporation       Officer
                                              Unigraphics

              SUPPELEMENTAL BONUS AGREEMENT -- CHARLES C. GRINSTAFF

This Agreement is by and between Unigraphics Solutions Inc., a Delaware corporation, its direct and indirect subsidiaries, affiliated entities, successors and assigns ("UGS"), and Charles C. Grindstaff, an at-will employee of UGS ("Employee").

WHEREAS, it is the desire of UGS to: (1) recognize the accomplishments of the Employee during his employment with UOS; and (2) encourage Employee to continue his at-will employment at UGS; and

WHEREAS, in order to accomplish the foregoing, UGS desires to establish and provide for a supplemental bonus for the Employee in accordance with the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1. 2003 Supplemental Bonus. As soon as practicable following the parties' execution of this Agreement, UGS shall pay to Employee a bonus in an amount equal to one and one-forth percent (1 1/4%) of the Employee's annual "Earnings" (as such term is defined under the EDS Retirement Plan but without the limitation of Internal Code Section 401(x)(17)) in 2002, less all applicable deductions.

2. Subsequent Supplemental Bonuses. On or before January 31, 2004, UCTS shall pay to Employee a bonus in an amount equal to one and one-fourth percent (1 1/4%) of the Employee's annual "Earnings" (as such term is defined under the EDS Retirement Plan but without the limitation of Internal Code Section 401(a)(l7)) in 2003, less all applicable deductions. Thereafter, on or before January 31 of each succeeding year, UGS shall pay to Employee an annual bonus in an amount equal to one and one-fourth percent (1 1/4%) of the Employee's annual "Earnings" (as such terms is defined under the EDS Retirement Plan but without the limitation of Internal Code Section 401(a)(1.7)) for the preceding calendar year, less all applicable deductions.

3. Supplemental Bonuses Contingent Upon Ongoing Employment. The supplemental bonus payments specified in Paragraphs 1 and 2 of this Agreement are directly contingent and shall only be paid to Employee if he remains actively employed by UGS as a full-time employee.

4. Modification or Termination. Notwithstanding anything to the contrary herein, UGS may at any time, in its sole discretion, suspend, modify or terminate this Supplemental Bonus Agreement with regard to the payment of such bonuses in subsequent years prior to December 31, 2003, UGS can at anytime notify Employee that he shall receive no bonus payment pursuant to the terms of this Agreement for Earnings in 2004 and succeeding years).

5. Notices. In the event UGS modifies, suspends or terminates this Supplemental Bonus Agreement pursuant to Paragraph 2 above, UGS shall provide Employee with prompt written notice.

6. Eligibility to -Receive Other Benefits. The terms of this Agreement shall not impact or a1Tect Employee's eligibility to receive future compensation related awards from UGS.

7. Employment Remains At-will. The terms of this Agreement shall not alter Employee's status as an at-will employee or be construed to oblige UGS to continue Employee's employment for any particular time or under any particular terms or conditions. In that regard, Employee recognizes and acknowledges his employment with UGS is for an indefinite term and may he ended, with or without cause, at any time by either he or UGS, with or without previous notice.

8. Amendments. This Agreement may not be modified or amended except by a written instrument executed by Employee and the Chief Executive Officer of UGS (or his/her designee).

9. Miscellaneous. This Agreement constitutes the parties' entire agreement, and supersedes and prevails over all prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the subject matters herein. This Agreement shall be governed by and construed and enforced with the laws of the State of Missouri applicable to agreements made and to be performed exclusively in the State of Missouri. The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, UGS has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement this ___ day of September, 2003.

                                                ________________________________
                                                Charles C. Grindstaff

                                                UNIGRAPHICS SOLUTIONS INC.

                                                By:_____________________________

                               [Letterhead of UGS]


February 16, 2004

Chuck Grindstaff
247 Bennett Avenue
Long Beach, CA 90803


Dear Chuck:

UGS PLM Solutions has truly come to a crossroads in its history. The markets are starting to rebound and our products are more ready to meet the broad needs of our customers than at any other time in our history. We have broken through the difficult business cycle of the past several years and have posted results for 2003 that we can all be proud of.

Additionally, our continued movement towards independence in our relationship with EDS is certainly an exciting time for us as a growing organization as well as for the people leading it.

Chuck, you are one of these key leaders that our organization depends upon for vision and leadership in the future. Few individuals have the ability to shape and affect the future success in the way that you do. We want to do all in our power to ensure that you are recognized for your contributions and your dedication to our mission.

Accordingly, in consideration for your agreement to remain employed by UGS PLM Solutions (and its successors or assigns, collectively "UGS") for two (2) years after the closing of a private equity sale of UGS, you are being offered a Retention Incentive ("Retention Incentive") in the amount of $550,000. Such Retention Incentive shall be payable from UGS as follows: twenty-five percent (25%) shall be paid within 14 days of the date of closing of the private equity sale; thirty-seven-and-a-half percent (37.5%) shall be paid on the one year anniversary of the closing of the private equity sale; and the final thirty-seven-and-a-half percent (37.5%) shall be paid on the two year anniversary of the closing of the private equity sale. Of course, federal withholding taxes or other deductions required to be made by law will be deducted from each Retention Incentive payment.

Please understand, payment of the Retention Incentive is contingent upon your continued active employment with UGS. In the event you transfer to another EDS organization prior to the closing of the private equity sale of UGS, you will be ineligible to receive the Retention Incentive. Similarly, if you voluntarily terminate your employment with UGS, for any reason, prior to the date any installment of the Retention Incentive is paid, you will not receive any unpaid Retention Incentive payments. However, in the event UGS involuntarily terminates your employment other than for "Cause"(1) prior to full payment of the Retention Incentive, you will remain eligible to receive any unpaid Retention Incentive, which shall be payable in one lump sum payment within 14 days of your separation.

Notwithstanding the foregoing, unless contrary to applicable law or the terms of a written agreement signed by an officer of UGS, your employment with UGS is for an indefinite term and is terminable, with or without cause, at any time by either you or the company. Nothing in this Agreement will be construed to oblige UGS to continue your employment for any particular time or under any particular terms or conditions of employment.

To accept the terms of this Retention Incentive offer, please sign this letter in the space provided below and return it to Dan Malliet at:

                           2321 North Loop Drive
                           Ames, Iowa  50010-8615

If you have any questions regarding the Retention Incentive, please contact Dan Malliet at 515.296.8050 or call me directly.



Regards,

/s/ Tony Affuso

President and CEO


AGREED:

/s/ Charles C. Gindstaff
-----------------------------
Signature


  Charles C. Gindstaff
-----------------------------
Printed Name


     Feb. 18, 2004
-----------------------------
Date



----------
(1) For purposes of this Retention Incentive agreement, "Cause" is defined as
(a) material breach of any agreement entered into between you and UGS or EDS;
(b) material misconduct; (c) material failure to follow UGS' policies, directives or orders applicable to UGS employees holding comparable positions;
(d) intentional destruction or theft of UGS or EDS property or falsification of UGS or EDS documents; (e) material failure or refusal to faithfully, diligently, and competently perform the usual and customary duties associated with your position; or (f) conviction of a felony or any crime involving moral turpitude.